                                                                 EXHIBIT 23.1


The Board of Directors
Metromedia International Group, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-02301, 333- 07387, and 333-13763) on Form S-8 of Metromedia International Group, Inc. of our report dated March 27, 1997, relating to the consolidated balance sheets of Metromedia International Group, Inc. and subsidiaries as of December 31, 1996, and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, and for the year ended February 28, 1995, and all related financial statement schedules, which report appears in the December 31, 1996, annual report on Form 10-K of Metromedia International Group, Inc.

                                          KPMG Peat Marwick LLP

New York, New York
March 27, 1997